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                                                                  EXHIBIT 10.95

                       AMENDED AND RESTATED EMPLOYMENT AND

                           NON-INTERFERENCE AGREEMENT


                  This Employment and Non-Interference Agreement (this "Agreement"), is dated as of April 1, 1997 (the "Effective Date") and amended on January 15, 1998 and January 15, 1999 by and between Dr. Shelley A. Harrison (the "Executive") and SPACEHAB, Incorporated, a Washington corporation (the "Company").


                              W I T N E S S E T H:

                  WHEREAS, the Company wishes to retain the future services of Executive for the Company;

                  WHEREAS, Executive is willing, upon the terms and conditions set forth in this Agreement, to provide services hereunder; and

                  WHEREAS, the Company wishes to secure Executive's non-interference, upon the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

         1.       Nature of Employment

                  Subject to Section 3, the Company hereby employs Executive, and Executive agrees to accept such employment, during the Term of Employment (as defined in Section 3(a)), as Chief Executive Officer of the Company and to undertake such duties and responsibilities as may be reasonably assigned to Executive from time to time by the Board of Directors of the Company, provided however, that nothing herein shall require Executive to relocate his principal residence from the Long Island, New York area.

         2.       Extent of Employment

                  (a) During the Term of Employment, Executive shall perform his obligations hereunder faithfully and to the best of his ability under the direction of the Board of Directors of the Company, or such other appropriately authorized or designated executive officer of the Company, and shall abide by the rules, customs and usages from time to time established by the Company.
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                  (b) During the Term of Employment, Executive shall devote such business time, energy and skill as may be reasonably necessary for the performance of his duties, responsibilities and obligations under this Agreement (except for vacation periods and reasonable periods of illness or other incapacity), consistent with past practices and norms with respect to similar positions, provided however, that the Company acknowledges that Employee is a General Partner in several venture capital funds and is a director, consultant and/or advisor to certain companies and associations. The Company specifically agrees that such current and future activities of the same general type and scope are permitted under the terms of this Agreement and are not in derogation of Employee's duties and obligations under this Agreement.

                  (c) Nothing contained herein shall require Executive to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority. Executive shall act in accordance with the laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

                  3.       Term of Employment; Termination

                  (a) The "Term of Employment" shall commence on the Effective Date and shall continue for a term ending on March 31, 2002 (the "Initial Term"), subject to automatic annual renewal for one-year terms thereafter (the "Additional Term"), unless either the Company or Executive notifies the other party of its intent not to renew within ninety (90) days prior to the end of the Initial Term or an Additional Term, as the case may be. Should Executive's employment by the Company be earlier terminated pursuant to Section 3(b) or 3(c), the Term of Employment shall end on the date of such earlier termination.

                  (b) Subject to the payments contemplated by Section 3(d), the Term of Employment may be terminated at any time by the Company:

                           (i)  upon the death of Executive;

                           (ii) in the event that because of physical or mental
                  disability, Executive is unable to perform and does not perform his duties hereunder, for a continuous period of 90 days, and an experienced, recognized physician specializing in such disabilities certifies as to the foregoing in writing;

                           (iii) for Cause or Material Breach (each as defined
                  in Section 3(d));

                           (iv) upon the continuous poor or unacceptable
                  performance of

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                  Executive's duties to the Company, in the sole judgment of the
                  Board of Directors of the Company, which has remained uncured for a period of 90 days after the delivery of notice by the Company to the Executive of such dissatisfaction with Executive's performance; or

                           (v) for any other reason not referred to in clauses
                  (i) through (iv), or for no reason, such that this Agreement shall be construed as terminable at will by the Company.

Executive acknowledges that no representations or promises have been made concerning the grounds for termination or the future operation of the Company's business, and that nothing contained herein or otherwise stated by or on behalf of the Company modifies or amends the right of the Company to terminate Executive at any time, with or without Material Breach or Cause. Termination shall become effective upon the delivery by the Company to Executive of notice specifying such termination and the reasons therefor, subject to the requirements for advance notice and an opportunity to cure provided in this Agreement, if and to the extent applicable.

                  (c) Subject to the payments contemplated by Section 3(d), the Term of Employment may be terminated at any time by Executive:

                           (i)  upon the death of Executive;

                           (ii) in the event that because of physical or mental
                  disability, Executive is unable to perform and does not perform his duties hereunder, for a continuous period of 90 days, and an experienced, recognized physician specializing in such disabilities certifies as to the foregoing in writing;

                           (iii) as a result of the Company's material reduction
                  in Executive's compensation or authority, perquisites, position, title or responsibilities (other than such a reduction by the Company because of a temporary illness or disability or such a reduction which affects all of the Company's senior executives on a substantially equal or proportionate basis as a result of financial results, conditions, prospects, reorganization, workout or distressed condition of the Company), or the Company's willful, material violation of its obligations under this Agreement, in each case, after 30 days' prior written notice by Executive to the Company and its Board of Directors and the Company's failure thereafter to cure such reduction or violation within such 30 days, or for any proposal that would require the relocation of Executive from the Long Island, New York area; provided, however, that in the event the Executive's employment is terminated following a Change in Control, the Executive shall serve the Company as a consultant under the terms of the Consulting and Non-Competition Agreement between the Executive and the Company dated

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                  January 15, 1999 (the "Consulting and Non-Competition
                  Agreement"); or

                           (iv) voluntarily or for any reason not referred to in
                  clauses (i) through (iii), or for no reason, in each case, after 90 days' prior written notice to the Company and its Board of Directors.

                  (d) For the purposes of this Section 3:

                  "Cause" shall mean any of the following: (i) Executive's conviction of any crime or criminal offense involving the unlawful theft or conversion of substantial monies or other property or any other felony (other than a criminal offense arising solely under a statutory provision imposing criminal liability on the Executive on a per se basis due to the offices held by the Executive); or (ii) Executive's conviction of fraud or embezzlement.

                  "Change in Control" of the Company shall be deemed to occur on: (i) the date that any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Act, other than the Company and its subsidiaries as determined immediately prior to that date, in a transaction or series of transactions has become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under such Act) of 20% or more of the outstanding securities of the Company having the right under ordinary circumstances to vote at an election of the Board of Directors of the Company; (ii) the date on which one-third or more of the members of the Board of Directors of the Company shall consist of persons other than Current Directors (for these purposes, a "Current Director" shall mean any member of the Board of Directors of the Company as of the effective date of the Plan and any successor of a Current Director whose nomination or election has been approved by a majority of the Current Directors then on the Board of Directors of the Company); or (iii) the date of approval by the shareholders of the Company of an agreement providing for (A) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all shareholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors or where the members of the Board of Directors of the Company, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation or (B) the sale or other disposition of all or substantially all the assets of the Company.

                  "Material Breach" shall mean any of the following: (i) Executive's breach of any of his fiduciary duties to the Company or its stockholders or making of a willful misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of the Company; (ii) Executive's willful,

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continual and material neglect or failure to discharge his duties, responsibilities or obligations prescribed by Sections 1 and 2 (other than arising solely due to physical or mental disability); (iii) Executive's habitual drunkenness or substance abuse which materially interferes with Executive's ability to discharge his duties, responsibilities or obligations prescribed by Sections 1 and 2; (iv) Executive's willful, continual and material breach of any noncompetition or confidentiality agreement with the Company, including without limitation, those set forth in Sections 8 and 9 of this Agreement; and (v) Executive's gross neglect of his duties and responsibilities, as determined by the Company's Board of Directors; in each case, for purposes of clauses (i) through (v), after the Company or the Board of Directors has provided Executive with 30 days' written notice of such circumstances and the possibility of a Material Breach, and Executive fails to cure such circumstances and Material Breach within those 30 days.

                           (i) In the event Executive's employment is terminated
                  pursuant to Section 3(b)(i) [death], 3(b)(ii) [disability] or 3(b)(v) [by the Company for any other reason or no reason] or 3(c)(i) [death], 3(c)(ii) [disability], 3(c)(iii) [material reduction], the Company will: (A) provide to the Executive all payments, rights and benefits due as of the date of termination under the terms of the Company's employee and fringe benefit plans and programs in which the Executive participated during the Employment Period and pay to Executive (or his estate or representative) a lump-sum amount equal to the sum of his earned but unpaid base salary through the date of termination, any earned but unpaid annual bonus for any completed fiscal year, a pro rata portion of the annual bonus for the year in which the termination occurs (determined by multiplying the target annual bonus for the year of termination by a fraction the numerator of which is the number of days in the calendar year that precede the date of termination and the denominator of which is 365), and any unreimbursed business expenses or other amounts due to the Executive from the Company as of the date of termination (together with the employee and fringe benefit rights described above, the "Accrued Rights"), (B) pay to Executive (or his estate or representative) the full amounts to which the Executive would be entitled to under Sections 4(a) and 4(b) for the period from effectiveness of termination through the thirtieth month anniversary of termination; and (C) pay to Executive (or his estate or representative) the benefits described in Section 6 through the thirtieth month anniversary of termination.


                           Payment of the amounts and provision of the benefits
                  described above will be made in accordance with the timetable and schedule for such payments contemplated therefor as if such termination did not occur, and will be subject to the other provisions of this Agreement, including Section 3(h) and Sections 8 and 9. If the Company makes the payments required by this Section 3(d)(i), such payments will constitute severance

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                  and liquidated damages, and the Company will not be obligated to pay any further amounts to Executive under this Agreement or otherwise be liable to Executive in connection with any termination.

                           (ii) In the event Executive's employment is
                  terminated pursuant to Section 3(b)(iii) [Cause or Material Breach], 3(b)(iv) [poor performance], or 3(c)(iv) [voluntary], the Company will pay and provide to the Executive any Accrued Rights and the Company will not be obligated to pay any further amounts to Executive under this Agreement.

                           (iii) Notwithstanding the provisions of paragraphs
                  (i) and (ii) above, in the event Executive's employment is terminated following a Change in Control pursuant to Section 3(b)(v) [by the Company for any other reason or no reason] or
                  Section 3(c)(iii) [by the Executive for material reduction], the Company will: (A) pay and provide to Executive (or his estate or representative) any Accrued Rights; (B) pay to Executive (or his estate or representative) a lump-sum amount equal to three times the sum of (1) the Executive's then-current base salary and (2) the average of the last three annual bonuses paid to the Executive; and (C) pay to Executive (or his estate or representative) the benefits described in
                  Section 6 through the thirty-sixth month anniversary of termination.

                           If the Company makes the payments required by this
                  Section 3(d)(iii), such payments will constitute severance and liquidated damages, and the Company will not be obligated to pay any further amounts to Executive under this Agreement or otherwise be liable to Executive in connection with any termination, other than any amounts under the Consulting and Non-Competition Agreement.

                  (e) In the event the Term of Employment is terminated and the Company is obligated to make payments to Executive pursuant to Section 3(d), Executive shall not be under a duty to seek to obtain alternative employment; and if Executive thereafter obtains alternative employment, the Company's payment obligations under Section 3(d), including its obligation to provide insurance coverage, if any, will not be mitigated or reduced by Executive's compensation under such alternative employment.

                  (f) In the event the Term of Employment is terminated and the Company is obligated to make payments pursuant to Section 3(d), Executive hereby waives any and all claims against the Company and its respective officers, directors, employees, agents, or representatives, stockholders and affiliates relating to his employment during the term hereof and this Agreement, other than claims relating to the Executive's right to payments or benefits under Sections 3(d) or 3(g) or under the Consulting and Non-Competition Agreement.

                  (g) Notwithstanding the terms of any stock option plan or grant

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documentation, any unexercised stock options granted to the Executive
(whether pursuant to this Agreement or otherwise) shall immediately vest and be immediately exercisable and any and all stock options then held by Executive shall remain exercisable for their full ten year term in the event of a termination of employment, unless such termination is pursuant to Sections 3(b)(iii) of (iv) or 3(c)(iv) hereof.

                  (h) Termination of the Term of Employment will not terminate Sections 3(d), 3(f), 3(g), and 8 through 25 or the Consulting and
Non-Competition Agreement.

                  4.       Compensation

                  During the Term of Employment, the Company shall pay to
Executive:

                  (a) As base compensation for his services hereunder, in bi-monthly installments, a base salary at a minimum rate in the first year of this Agreement of $275,000 per annum, in the second year of the Agreement of $300,000 per annum and in the third year of the Agreement of $325,000, in the fourth year of the Agreement of $350,000 and in the fifth year of the Agreement of $375,000. Such amounts may be increased (but not decreased) annually at the discretion of the Compensation Committee of the Board of Directors based upon an annual review by the Compensation Committee of the Board of Directors of Executive's performance.

                  (b) An annual bonus, if any, based on Executive's performance as determined and approved by the Compensation Committee of the Board of Directors.

                  (c) In connection with the successful completion of a transaction constituting a Change in Control, the Company shall pay Executive a special completion bonus in a lump sum equal to three times the highest of the last three annual bonuses paid to the Executive (the "Completion Bonus"). The Completion Bonus shall be in addition to and shall not reduce in any way the other payments and benefits to which Executive is or may become entitled to under the terms of this Agreement or otherwise.

                  5.       Reimbursement of Expenses

                  During the Term of Employment, the Company shall pay all expenses, including without limitation, transportation, lodging (including but not limited to the use of an apartment in the Washington, D.C. area) and food for Executive to travel between his home and the Company's headquarters and to any of its other offices, to attend conventions, conferences and meetings that the Company determines are necessary or in the best interest of the Company, and for any ordinary and reasonable expenses incurred by Executive in the conduct of the Business of the Company.

                  6.       Benefits

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                  During the Term of Employment, Executive shall be entitled to benefits (including health, disability, pension and life insurance benefits consistent with Company policy, or as increased from time to time), in each case, in accordance with guidelines or established from time to time, by the Board of Directors for senior executives of the Company.


                  7.       Parachute Tax Indemnity

                  (a) If it shall be determined that any amount paid, distributed or treated as paid or distributed by the Company to or for the Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b) All determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm shall be appointed jointly by two other nationally recognized accounting firms, one of which is appointed by the Executive and one of which is appointed by the Company for such purpose. The Accounting Firm shall not be an accounting firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control. All fees and expenses of the Accounting Firm shall be borne by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies

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pursuant to this Section 7 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the Executive's benefit.

                  (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later then ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and
(iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limitation on the foregoing provisions of this Section 7, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any

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other taxing authority, so long as such action does not have a material adverse effect on the contest being pursued by the Company.

                  (d) If, after the Executive's receipt of an amount advanced by the Company pursuant to this Section 7, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of this Section 7) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive's receipt of an amount advanced by the Company pursuant to this Section 7, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.


                  8.       Confidential Information

                  (a) Executive acknowledges that his employment hereunder gives him access to Confidential Information relating to the Company's Business and its customers which must remain confidential. Executive acknowledges that this information is valuable, special, and a unique asset of the Company's Business, and that it has been and will be developed by the Company at considerable effort and expense, and if it were to be known and used by others engaged in a Competitive Business, it would be harmful and detrimental to the interests of the Company. In consideration of the foregoing, Executive hereby agrees and covenants that, during and after the Term of Employment, Executive will not, directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for Executive's own benefit or for the benefit of anyone other than the Companies, Confidential Information (as defined in Section 11), whether prepared by Executive or not; provided, however, that any Confidential Information may be disclosed to officers, representatives, employees and agents of the Companies who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the Business (as defined in Section 11). Executive shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Companies, except as required in his normal course of employment by the Company. Executive shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, Executive agrees to deliver to the Company, at any time

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during the Term of Employment, or thereafter, all Confidential Information which he may possess or control. Executive agrees that all Confidential Information of the Companies (whether now or hereafter existing) conceived, discovered or made by him during the Term of Employment exclusively belongs to the Companies (and not to Executive). Executive will promptly disclose such Confidential
Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.

                  (b) In the event that Executive breaches his obligations in any material respect under this Section 8, the Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, and without limiting its right to pursue the same shall cease all payments to Executive under this Agreement.

                  (c) The terms of this Section 8 shall survive the termination of this Agreement regardless of who terminates this Agreement, or the reasons therefor.

                  9.       Non-Interference

                  (a) Executive acknowledges that the services to be provided give him the opportunity to have special knowledge of the Company and its Confidential Information and the capabilities of individuals employed by or affiliated with the Company, and that interference in these relationships would cause irreparable injury to the Company. In consideration of this Agreement, Executive covenants and agrees that:

                           (i) During the Restricted Period (which shall not
                  include any period of violation of this Agreement by the Executive), Executive will not, without the express written approval of the Board of Directors of the Company, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, in any Competitive Business without regard to (A) whether the Competitive Business has its office, manufacturing or other business facilities within or without the Market, (B) whether any of the activities of Executive referred to above occur or are performed within or without the Market or (C) whether Executive resides, or reports to an office, within or without the Market; provided, however, that (x) Executive may, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to five percent (5%) of the capital stock of a corporation whose capital stock is traded publicly, or that (y) Executive may accept employment with a successor company to the Company.

                           (ii) During the Restricted Period (which shall not
                  include any

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                  period of violation of this Agreement by Executive), Executive will not without the express prior written approval of the Board of Directors of the Company (A) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company or had a business relationship with the Company within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company, or (B) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent Executive from providing a letter of recommendation to an employee with respect to a future employment opportunity.

                           (iii) The scope and term of this Section 9 would not
                  preclude him from earning a living with an entity that is not a Competitive Business.

                  (b) The terms of this Section 9 shall survive termination of this Agreement regardless of who terminates this Agreement, or the reasons therefor.

                  10.      Inventions

                  (a) Each invention, improvement or discovery made or conceived by Executive, either individually or with others, during the term of his employment with the Company, which invention, improvement or discovery is related to any of the lines of business or work of the Companies, any projected or potential activities which the Companies have investigated or hereinafter investigates, or which result from or are suggested by any service performed by Executive for the Company, whether patentable or not, shall be promptly and fully disclosed by Executive to the Company. Executive assigns each such invention, improvement or discovery, and the patents thereof, or related thereto, to the Company. Executive shall, during the term of his employment with the Company and thereafter without charge to the Company, but at the request and expense of the Company, assist the Company in obtaining or vesting in itself patents upon such improvements and inventions. All such inventions, improvements or discoveries shall at all times become and remain the exclusive property of the Company. Executive represents that he does not claim ownership of any inventions, improvements, formulae or discoveries which are excluded from this Agreement.

                  (b) In the event an arbitrator or a court of competent jurisdiction determines that Executive has breached his obligations in any material respect under

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
Sections 8, 9, or this Section 10, the Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, and without limiting its right to pursue the same shall cease all payments to Executive under this Agreement.

                  11.      Definitions

                  "Business" means (a) the design, manufacture, lease and operation of pressurized habitable space capsules and those other businesses and activities that are described in the Company's Form 10-K for the fiscal year ended June 30, 1997, or (b) any similar, incidental or related business conducted or pursued by, or engaged in, or proposed to be conducted or pursued by or engaged in, by the Companies prior to the date hereof or at any time during the Term of Employment.

                  "Cause" is defined in Section 3(d).

                  "Change in Control" is defined in Section 3(d).

                  "Companies" means the Company and any of its direct or indirect subsidiaries, now existing or hereafter existing.

                  "Company" is defined in the introduction.

                  "Competitive Business" means any business which competes, directly or indirectly, with the Business in the Market.

                  "Confidential Information" means any trade secret, confidential study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how", trade secrets, customer lists, details of client or consultant contracts, pricing policies, sales techniques, confidential information relating to suppliers, information relating to the special and particular needs of the Companies' customers operational methods, marketing plans or strategies, products and formulae, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, research or technical data, improvements or other proprietary or intellectual property of the Companies, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of a disclosure by Executive not permissible hereunder.

                  "Executive" means the individual identified in the first paragraph of this Agreement, or his or her estate, if deceased.

                  "Market" means any county in the United States of America and each similar jurisdiction in any other country in which the Business was conducted or pursued by, engaged in by the Companies prior to the date hereof or is conducted or engaged in or pursued, or is proposed to be conducted or engaged in or pursued, by the Companies at any time during the Term of Employment.

                  "Material Breach" is defined in Section 3(d).

                  "Non-Interference Period" means the period commencing on the date of this Agreement and continuing through the twelfth month anniversary of the termination of the Term of Employment.

                  "Prior Employment Agreement" is defined in Section 13(a).

                  "Restricted Period" means the period commencing on the date of this Agreement and continuing through the twelfth month anniversary of the termination of the Term of Employment.

                  "Subsidiary" means any corporation, limited liability company, joint venture, limited and general partnership, joint stock company, association or any other type of business entity of which the Company owns, directly or indirectly through one or more intermediaries, more than fifty percent (50%) of the voting securities at the time of determination.

                  "Term of Employment" is defined in Section 3(a).

                  12.      Notice

                  Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and if delivered personally, or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

                  If to Executive:          Dr. Shelley A. Harrison
                                            5 Norma Lane
                                            Dix Hills, NY 11746

                  If to Company:            SPACEHAB, Incorporated
                                            1595 Spring Hill Road, Suite 3600
                                            Vienna, Virginia 22182
                                            Attention:  President

                                            with a copy to:

                                            Frank E. Morgan II
                                            Dewey Ballantine LLP
                                            1301 Avenue of the Americas
                                            New York, New York 10019

Any such notices shall be deemed to be given on the date personally delivered or such return receipt is issued.

                  13.      Previous Agreements; Executive's Representation

                  (a) Executive and the Company hereby cancel, void and render without force and effect all prior employment or severance agreements between Executive and the Company ("Prior Employment Agreements"), and the Executive releases and discharges the Company from any further obligations or liabilities thereunder. Notwithstanding the foregoing, the terms and provisions in any Prior Employment Agreement relating to any grants of stock options or other derivative securities for the purchase of the Company's common stock, no par value per share, shall remain in full force and effect and shall not be amended in any manner as a result of the execution of this Agreement. Further, this release and discharge shall not apply in any respect to the Consulting and Non-Competition Agreement.

                  (b) Executive hereby warrants and represents to the Company that Executive has carefully reviewed this Agreement and has consulted with such advisors as Executive considers appropriate in connection with this Agreement, is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of Executive's prior employment, which would be breached or violated by Executive's execution of this Agreement or by Executive's performance of his duties hereunder.

                  14.      Other Matters

                  Executive agrees and acknowledges that the obligations owed to Executive under this Agreement are solely the obligations of the Company, and that none of the Companies' stockholders, directors, officers, affiliates, representatives, agents or lenders will have any obligations or liabilities in respect of this Agreement and the subject matter hereof.

                  15.      Validity

                  If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.

                  17.      Severability

                  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of Section 9 or any other provision hereof is unenforceable because of the power to reduce the scope or duration of such provision, as the case may be and, in its reduced form, such provision shall then be enforceable.

                  17.      Waiver of Breach; Specific Performance

                  The waiver by the Company or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of such other party. Each of the parties (and third party beneficiaries) to this Agreement will be entitled to enforce its rights under this breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Sections 8, 9, and 10 of this Agreement and that any party (and third party beneficiaries) may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions in order to enforce or prevent any violations of the provisions of this Agreement.

                  18.      Successors

                  This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and any person, firm, corporation or other entity which succeeds to all or substantially all of the business, assets or property of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, assets or property of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 18 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  19.      Assignment; Third Parties

                  Neither Executive nor the Company may assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of his or its respective rights or obligations hereunder, without the prior written consent of the other. The parties agree and acknowledge that each of the Companies are intended to be third party beneficiaries of, and have rights and interests in respect of, Executive's agreements set forth in Sections 8, 9, and 10.

                  20.      Amendment; Entire Agreement

                  This Agreement may not be changed orally but only by an agreement in writing agreed to by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement and the Consulting and Non-Competition Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersede and replace all prior Agreements, understandings and commitments with respect to such subject matter.

                  21.      Method of Payment

                  Any lump-sum payments provided for in Section 3(d) shall be made in a cash payment, net of any required tax withholding, no later than the fifth business day following the date of the Executive's termination of employment. Any payment that is not made in a timely manner shall bear interest at a rate equal to 100% of the short term applicable federal rate, compounded semi-annually, as defined under Section 1274(d) of the Code, as in effect for the month in which payment is required to be made.

                  22.      Litigation

                  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA, EXCEPT THAT NO DOCTRINE OF CHOICE OF LAW SHALL BE USED TO APPLY ANY LAW OTHER THAN THAT OF VIRGINIA, AND NO DEFENSE, COUNTERCLAIM OR RIGHT OF SET-OFF GIVEN OR ALLOWED BY THE LAWS OF ANY OTHER STATE OR JURISDICTION, OR ARISING OUT OF THE ENACTMENT, MODIFICATION OR REPEAL OF ANY LAW, REGULATION, ORDINANCE OR DECREE OF ANY FOREIGN JURISDICTION, BE INTERPOSED IN ANY ACTION HEREON. SUBJECT TO SECTION 22, EXECUTIVE AND THE COMPANY AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE COURTS OF THE COMMONWEALTH OF VIRGINIA OR THE UNITED STATES DISTRICT COURTS IN THE NORTHERN DISTRICT OF VIRGINIA. EXECUTIVE AND THE COMPANY CONSENT TO SUCH JURISDICTION, AGREE THAT VENUE WILL BE PROPER IN SUCH COURTS AND WAIVE ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 22 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED

IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER JURISDICTION.

                  23.      Arbitration

                  EXECUTIVE AND THE COMPANY AGREE THAT ANY DISPUTE BETWEEN OR AMONG THE PARTIES TO THIS AGREEMENT RELATING TO OR IN RESPECT OF THIS AGREEMENT, ITS NEGOTIATION, EXECUTION, PERFORMANCE, SUBJECT MATTER, OR ANY COURSE OF CONDUCT OR DEALING OR ACTIONS UNDER OR IN RESPECT OF THIS AGREEMENT, SHALL BE SUBMITTED TO, AND RESOLVED EXCLUSIVELY PURSUANT TO ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATION SHALL TAKE PLACE IN ARLINGTON, VIRGINIA, AND SHALL BE SUBJECT TO THE SUBSTANTIVE LAW OF THE STATE OF VIRGINIA. DECISIONS PURSUANT TO SUCH ARBITRATION SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES. UPON THE CONCLUSION OF ARBITRATION, EXECUTIVE OR THE COMPANY MAY APPLY TO ANY COURT OF THE TYPE DESCRIBED IN SECTION 22 TO ENFORCE THE DECISION PURSUANT TO SUCH ARBITRATION. IN CONNECTION WITH THE FOREGOING, THE PARTIES HEREBY WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER.

                  24.      Further Action

                  Executive and the Company agree to perform any further acts and to execute and deliver any documents which may be reasonable to carry out the provisions hereof.

                  25.      Legal Fees and Expenses.

                  To induce the Executive to execute this Agreement and to provide the Executive with reasonable assurance that the purposes of this Agreement will not be frustrated by the cost of its enforcement should the Company fail to perform its obligations hereunder, the Company shall pay and be solely responsible for any attorneys' fees and expenses and court costs incurred by the Executive as a result of a claim that the Company has breached or otherwise failed to perform this Agreement or any provision hereof to be performed by the Company, regardless of which party, if any, prevails in the contest.

                  26.      Counterparts

                  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first written above.

                                            EXECUTIVE:


                                            -----------------------------------
                                                     Dr. Shelley A. Harrison


                                            SPACEHAB, INCORPORATED


                                            By:

                                            -----------------------------------
                                                     David A. Rossi
                                                     President

                                       20